Source: KleenAir Systems Inc.


KLEENAIR SYSTEMS, INC. ACQUIRES INNOVAY, INC.

ALISO VIEJO, Calif.--(BUSINESS WIRE)--September 2, 2005-- KleenAir Systems Inc. (OTC BB:KAIR) is pleased to announce that they have signed an Asset Purchase Agreement with Innovay, Inc. The Agreement provides for KAIR to acquire the skin care and pharmaceutical business of Innovay, including contracts currently valued at $10 million. The transaction is expected to close in the third quarter of 2005.

As a part of this agreement, which has been approved by a 65% majority of the Shareholders, the Board of Directors of KAIR has approved a 1 to 5 reverse split of KAIR issued and outstanding stock. Upon the merger , the shareholders of Innovay will own 60% of the outstanding shares of KAIR.

The current business of KAIR has been transferred to a wholly owned subsidiary called KleenAir Systems of North America, Inc. The current directors and management of KAIR will continue to manage and operate the Company's emissions control business

"We believe that this very significant move will have the effect of increasing shareholder value as the Innovay contracts shortly start to generate revenue," said Lionel Simons, President of KleenAir Systems, Inc. "and our primary concern has been how to better protect shareholder interest and provide them with a significant opportunity to see a reasonable return on their investment."

The initial $10 million contracts involve the sale of skin care products to Japan and Korea. Innovay is negotiating additional contracts in China and other Asian countries and elsewhere. Innovay has licensing rights for advanced technology for a state-of-the-art drug delivery system that is expected to make a major sales impact in the US and foreign markets. This technology is currently being sold in the US by the licensor and it is being received favorably by the market.

"The merger with KAIR enables us to aggressively implement significant plans for market penetration with our products in both the US and the Asian markets," said John Park, CEO of Innovay, Inc., "and will enable us to better tap the capital markets to support our growth efforts and provide greater opportunity for further acquisitions of suitable pharmaceutical properties."



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SAFE HARBOR ACT DISCLAIMER

The statements contained in this release and statements that the company may make orally in connection with this release are not historical fact and are forward-looking statements within the meaning of the private securities Litigation Reform Act of 1995. Actual results may differ materially from those forward-looking statements, as such statements involve risks and uncertainties that could significantly impact the company's business and the actual outcome and results may differ materially.




Contact:
Lionel Simons
KleenAir Systems, Inc (949) 831-1045

URL: www.kair.com